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                                                                  EXECUTION COPY

                                                                     Exhibit 4.3

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                               IOS CAPITAL, INC.

                                      TO

                           THE CHASE MANHATTAN BANK,

                                    Trustee
                               _________________

                         SECOND SUPPLEMENTAL INDENTURE

                           Dated as of June 12, 2001

                                    to the

                                   INDENTURE

                           Dated as of June 30, 1995
                               _________________


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     SECOND SUPPLEMENTAL INDENTURE, dated as of June 12, 2001, between IOS
Capital, Inc. (formerly known as "Alco Capital Resource, Inc." and "IKON Capital, Inc."), a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at 1738 Bass Road, Macon, Georgia, and The Chase Manhattan Bank (formerly known as "Chemical Bank"), a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the "Trustee").

                            Recitals of the Company

     The Company has heretofore duly executed and delivered to the Trustee an Indenture, dated as of June 30, 1995, and the First Supplemental Indenture, dated as of June 4, 1997 (together, the "Indenture"), providing for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness (the "Securities"), to be issued in one or more series. All capitalized terms used in this Second Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

     The Company intends to issue $250,000,000 of its 9.750% Notes due 2004 (the "Notes") under the Indenture. The Holders of the Notes will be entitled to the benefit of the additional Events of Default described herein, solely for their benefit and not for the benefit of any other Holders of Securities.

     Section 901(3) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to add any additional Events of Default solely for the benefit of the Holders of the Notes.

     All things necessary to make this Second Supplemental Indenture a valid agreement of the Company, and a valid supplement to the Indenture, have been done.

     Now, Therefore, this Second Supplemental Indenture Witnesseth:

     For and in consideration of the premises, it is mutually agreed, solely for the benefit of the Holders of the Notes, as follows:
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     1.   The following definitions are hereby added to Section 101 of the
Indenture:

     "Consolidated Net Worth" shall be determined in accordance with GAAP and shall mean the sum (as reflected in the consolidated balance sheet of IKON and its Consolidated Subsidiaries) of (i) the stated dollar amount of outstanding capital stock plus, (ii) the stated dollar amount of additional paid in capital, if any, plus (iii) the amount of surplus and retained earnings minus, (iv) the cost of treasury shares and the excess of redemption value over the stated value of preferred stock of IKON and its Consolidated Subsidiaries.

     "Consolidated Subsidiary" means any corporation of which IKON directly or indirectly owns or controls at least a majority of the outstanding stock having general voting power, including without limitation the right, under ordinary circumstances, to vote for the election of a majority of the Board or Directors of such corporation.

     "Finance Leasing Subsidiary" means the Company, IKON Capital Inc., a Canadian corporation, IKON Capital, PLC, a British company, IKON Office Solutions Dublin Limited, an Irish company, IKON Leasing GmbH, a German company, any successors to such corporations, and such additional subsidiaries whose primary business is the leasing of products distributed by IKON and its subsidiaries.

     "Fixed Charges Coverage Ratio" means the ratio of (x) consolidated operating income, excluding non-recurring charges, plus one-third of rental expenses relating to operating leases to (y) fixed charges. Fixed charges include (i) interest costs, both expensed and capitalized, excluding interests costs of Finance Leasing Subsidiaries, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, plus (iii) one-third of rental expense relating to operating leases.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

     "IKON" means IKON Office Solutions, Inc., the successor corporation to Alco Standard Corporation, and its successors.

     "Second Supplemental Indenture" means this Second Supplemental Indenture, dated as of June 12, 2001, among the Company and the Trustee.

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     "Securitization" means with respect to IKON and its Consolidated
Subsidiaries the transfer or pledge of assets or interests in assets to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance of instruments or securities that are paid principally from the cash flow derived from such assets or interests in assets.

     "SFAS" means the Statement on Financial Accounting Standards issued by the American Institute of Certified Public Accountants from time to time."

     2.   The following Section 501A is hereby added to the Indenture:

"Section 501A. Additional Events of Default Solely for the Benefit of the Holders of the 9.750% Notes due 2004.

     "Event of Default", wherever used herein with respect to the 9.750% Notes due 2004 (for purposes of this Section 501A, the "Notes") means, in addition to the Events of Default listed in Section 501, any one of the following events, if such event occurs and is continuing for a period of 60 days after written notice thereof is given to the Company by the Trustee under the Indenture or to the Company and the Trustee by the holders of an aggregate of at least 10% in principal amount of the Notes:

     (1) IKON or any Consolidated Subsidiary creates or assumes any indebtedness secured by any mortgage, pledge, security interest, encumbrance, or other lien upon any property, now owned or hereafter acquired, of IKON or any Consolidated Subsidiary (the sale with recourse of receivables or any sale and lease-back of any fixed assets being deemed to be the giving of a lien thereon for money borrowed), other than debt secured by:

          (A) liens existing on the date of the Second Supplemental Indenture on any property, provided that the amount secured by any such lien is not greater than the amount secured thereby on such date;

          (B) liens on any property (including but not limited to margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System)) acquired after the date of the Second Supplemental Indenture existing at the time of such acquisition or created within a period of 120 days following any such acquisition to secure or provide for the payment of any part of the purchase

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     price thereof or liens to secure debt incurred to fund or refund any liens within the scope of this subsection (B), provided that the amount secured by any such lien is not greater than the amount secured thereby on the date of such acquisition or within the 120 day period, as the case may be;

          (C) liens securing debt of a Consolidated Subsidiary outstanding on the date that IKON acquires such Consolidated Subsidiary;

          (D) liens for taxes, assessments, or governmental charges or levies not yet due and payable or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and no foreclosure, distraint, sale, or other similar proceedings shall have been commenced;

          (E) statutory liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (F) liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (G) liens created hereafter in connection with borrowing or pledges of receivables, which liens when added to all sales and discounting transactions contemplated by Section 501A(6) do not in the aggregate exceed 10% of Consolidated Net Worth;

          (H) liens, security interests, and any other encumbrances on any of its treasury shares; and

          (I) liens arising in connection with a Securitization permitted by
     Section 501A(6) hereof, limited in each case to the accounts therein or in any trust or similar entity utilized to effect such

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     Securitizations and to any equipment giving rise to such accounts.

     (2) The total debt of IKON and its Consolidated Subsidiaries is equal to or greater than 60% of the sum of (i) the total debt of IKON and its Consolidated Subsidiaries plus (ii) the consolidated minority interest obligations shown on the consolidated balance sheet of IKON and its Consolidated Subsidiaries plus, (iii) the Consolidated Net Worth of IKON and its Consolidated Subsidiaries. For purposes of calculating such ratio (x) Finance Leasing Subsidiaries shall be excluded from the definition of "Consolidated Subsidiaries", (y) any adjustments resulting from the application of SFAS 133 shall be excluded from shareholder's equity, and (z) in calculating the Consolidated Net Worth of IKON and its Consolidated Subsidiaries, non-recurring charges subsequent to June 30, 2001, shall be added back.

     (3) For any period of four consecutive fiscal quarters ending during the period set forth below, the Fixed Charges Coverage Ratio of IKON is less than the ratio set forth below opposite such period:

          Period                        Ratio
          ------                        -----
     June 30, 2001 to June 29, 2002     1.50 to 1.00
     June 30, 2002 to June 29, 2003     1.75 to 1.00
     June 30, 2003 and thereafter       2.00 to 1.00.

     (4) Any Consolidated Subsidiary directly or indirectly creates, assumes, guarantees or otherwise becomes liable with respect to any debt (other than Excluded Debt, as defined below) in an aggregate amount outstanding (as to all Consolidated Subsidiaries) at any time in excess of 12.5% of Consolidated Net Worth plus the amount of debt outstanding on the date of the Second Supplemental Indenture (other than Excluded Debt outstanding on such date).

          For the purpose of this Section 501A(4), "Excluded Debt" shall mean:
(i) debt owing exclusively to IKON or a Consolidated Subsidiary, (ii) debt of a Consolidated Subsidiary outstanding on the date that IKON acquires such Consolidated Subsidiary, (iii) debt with respect to property to be used by IKON or a Consolidated Subsidiary, the interest on which debt is exempt from Federal income tax pursuant to (S)103 of the Internal Revenue Code of 1986, as amended,
(iv) debt of any foreign subsidiary that is not guaranteed by IKON or any other Consolidated Subsidiary, (v) debt of Finance Leasing Subsidiaries owing to IKON or any Consolidated Subsidiary, (vi) debt of Finance Leasing Subsidiaries to a Person or Persons other than IKON or a

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Consolidated Subsidiary provided that such debt is not guaranteed by IKON or a
Consolidated Subsidiary, or (vii) the Notes or debt existing or incurred under a facility existing as of the date of the Second Supplemental Indenture or any facility or facilities replacing such existing facility.

     (5) IKON or a Consolidated Subsidiary, sells, leases or transfers all or substantially all of its assets unless (i) immediately after giving effect thereto the Company is in compliance with the covenants and provisions of the Indenture (including this Section 501A) and (ii) such sale, lease, or transfer shall not have any materially adverse effect upon the financial condition of IKON and its Consolidated Subsidiaries taken as a whole. Notwithstanding this provision, any Consolidated Subsidiary may sell, lease, or transfer all or substantially all its assets to IKON or any other Consolidated Subsidiary.

     (6) IKON or any Consolidated Subsidiary, with the exception of the Finance Leasing Subsidiaries, enters into any securitizations, or sells or discounts receivables with recourse or sell and lease back fixed assets the aggregate amount of which when added to all liens permitted by Subsection 501A(1)(G) exceed 10% of Consolidated Net Worth.

     (7)  IKON:

          (i) declares or pays any dividends (other than dividends payable solely in common stock);

          (ii)  makes other distributions on any class of capital stock; or

          (iii) acquires or permits any Consolidated Subsidiary to acquire shares of capital stock of IKON if, after giving effect thereto, the sum of all payments would exceed:

          (a) 75% of consolidated net income (or 100% of consolidated net loss) of IKON and its Consolidated Subsidiaries since March 31, 2001, plus

          (b) net cash proceeds derived from issues of stock since March 31, 2001, plus

          (c) the aggregate principal amount of debt subsequently converted into stock since March 31, 2001, plus

          (d) $50 million.

Notwithstanding the foregoing the IKON may:

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          (x) pay dividends or make mandatory sinking funds payments on any preferred stock; and

          (y) pay any dividend on common stock within 90 days after declaration if such payment would have been permitted at the date of declaration.

     (8) IKON or any Consolidated Subsidiary enters into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than IKON or a Consolidated Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of IKON's or such Consolidated Subsidiary's business and upon fair and reasonable terms no less favorable to IKON or such Consolidated Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate."

     3. The Trustee shall have no responsibility to take any action with respect to an Event of Default under Section 501A(5)(ii) of the Indenture, as amended hereby, unless and until it shall have received a direction from the Holders of a majority in principal amount of the Outstanding Notes pursuant to
Section 512 of the Indenture to take action with respect to such Event of Default, accompanied by a letter from an investment banking firm of national reputation to the effect that an Event of Default under Section 501A(5)(ii) of the Indenture, as amended hereby, has occurred and is continuing.

     4. This Second Supplemental Indenture shall be construed in accordance with the laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     5. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     In Witness Whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.


                         IOS Capital, Inc.

                           By /s/ J. F. Quinn
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                         The Chase Manhattan Bank, as Trustee

                           By /s/ Wanda Eiland
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